Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154831

AMERICAN CHURCH MORTGAGE COMPANY

SUPPLEMENT NO. 2 DATED APRIL 20, 2010
TO THE PROSPECTUS DATED JANUARY 7, 2010

This document supplements, and should be read in conjunction with, our prospectus dated January 7, 2010 relating to our offering of $20,000,000 worth of Series C Secured Investor Certificates, as supplemented by Supplement No. 1 dated February 2, 2010.  Unless otherwise defined in this Supplement No. 2, capitalized terms used have the same meanings as set forth in the prospectus.  The purpose of this Supplement No. 2 is to disclose information regarding the Company’s stock repurchase program.

Stock Repurchase Program
The following information should be read in conjunction with the discussion contained in the “General” subsection of the “Plan of Distribution” section beginning on page 70 of the prospectus, and Supplement No. 1 in its entirety:

Our Board of Directors previously approved a stock repurchase program (the “Program”) which permits, subject to certain terms and conditions, shareholders of the Company to submit shares of our common stock in exchange for the Series C Secured Investor Certificates.

On April 15, 2010, the Board approved the inclusion of 500,000 additional shares in the Program.

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